UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2024

BGO Industrial Real Estate Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-271906	92-0245532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

399 Park Avenue

18th Floor

New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 359-7800

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2024, the Board of Directors (the “Board”) of BGO Industrial Real Estate Income Trust, Inc., a Maryland corporation (the “Company”), appointed Clint Hinds to serve as the Company’s Chief Executive Officer and President, effective December 31, 2024.

Mr. Hinds, 54, has been a Managing Director on the portfolio management team at the BentallGreenOak (US) Limited Partnership, the Company’s sponsor and external investment adviser (“BGO”), since July 2019. Clint joined Bentall Kennedy, a predecessor firm to BGO, in 2009 with similar responsibilities to lead several client relationships. Since that time, he has helped form the investment strategy for multiple clients and closed end funds. As a leader on the portfolio management team, Clint has concentrated on the implementation of investment strategies across multiple real estate sectors including industrial, datacenters, healthcare and multifamily sectors. During this time, he has shaped multiple joint ventures focused on the development and acquisition of properties which have grown the portfolios under his management. Prior to joining Bentall Kennedy, Clint served as an Executive Director at Morgan Stanley where he built strong client relationships with his investors. Prior to joining Morgan Stanley, Clint held various positions at Lend Lease on the asset management, acquisitions, portfolio and accounting teams. Clint holds a bachelor's degree in accounting from the University of Georgia and an MBA with a concentration in finance from Georgia State University. He is a CFA Charterholder and a member of the CFA Society Washington DC.

Mr. Hinds’ appointment coincides with the resignation of Michael Glimcher from his position as Chief Executive Officer and President of the Company. Mr. Glimcher delivered his notice of resignation to the Board on November 6, 2024, with an effective date of December 31, 2024 or such earlier date with notice thereof. Mr. Glimcher’s resignation is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Glimcher will continue to serve as a member of the Board.

There are no family relationships between Mr. Hinds and any director or executive officer of the Company and there are no transactions between Mr. Hinds and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with Mr. Hinds’ appointment as an executive officer, the Company will enter into an indemnification agreement (the “Indemnification Agreement”) with Mr. Hinds (the “Indemnitee”). The Company previously entered into substantially identical indemnification agreements with its other directors and officers. The Indemnification Agreement provides that, subject to certain limitations set forth therein, the Company will indemnify the Indemnitee to the fullest extent permitted by Maryland law and the Company’s charter, for amounts incurred as a result of the Indemnitee’s service in his role as an executive officer of the Company or in other roles as the Company may require from time to time. The Indemnification Agreement further provides that, subject to the limitations set forth therein, the Company will advance all reasonable expenses to the Indemnitee in connection with proceedings covered by the Indemnification Agreement.

Subject to certain limitations set forth therein, the Indemnification Agreement places limitations on the indemnification of the Indemnitee to the extent the Indemnitee is found to have acted in bad faith or with active and deliberate dishonesty and such actions were material to the matter that caused the loss to the Company. The Indemnification Agreement also provides that, except for a proceeding brought by the Indemnitee and certain proceedings involving separate defenses, counterclaims or other conflicts of interest, the Company has the right to defend the Indemnitee in any proceeding which may give rise to indemnification under the Indemnification Agreement.

The description of the Indemnification Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the full terms of the Indemnification Agreement. The Company has filed a Form of Indemnification Agreement with its initial Registration Statement on Form S-11, Commission File No. 333-271906, filed on May 12, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BGO Industrial Real Estate Income Trust, Inc.

Date: November 13, 2024
	By:	/s/ Lori Biancamano
	Name:	Lori Biancamano
	Title:	Chief Financial Officer